Document Owner: Ethics & Compliance Department Review Date: 6/24/2022 I. Purpose In the course of performing your duties for Pilgrim’s Pride and its subsidiaries (the “Company,” “we,” or “us”) you may at times have information about us or another company that is not generally available to the public. Because of your relationship with us, if you are aware of material nonpublic information (“MNPI”) about the Company, federal and state securities laws prohibit you from trading in the Company’s securities or providing MNPI to others who may trade on the basis of that information. This policy seeks to explain some of your obligations to us and under the law, to prevent insider trading and the appearance of impropriety, and to protect our reputation for integrity and ethical conduct. II. Scope This policy applies to all directors, officers and employees of the Company, as well as their family members or other persons with whom they have a relationship who are subject to this policy and entities under their control, as described below. The Company may also determine that other persons should be subject to this policy, such as contractors or consultants who have access to MNPI. Additional information about this policy may be found in Appendix 1, under Frequently Asked Questions. Please read this policy and its Appendices in their entirety. This policy supersedes all previous policies governing this subject. As a reminder this policy applies to all directors, officers and employees, and you are assumed to have read and understood this policy. Your compliance with this policy is of the highest importance for you and our Company. Please complete the certification below and return to the Ethics & Compliance Department. In addition, if you are a director, executive officer or a Designated Employee (as defined below), you must follow the procedures in Section III.E. of this Policy and request pre-clearance from the Legal Department for any trades using the request form below. If you have any questions about this policy, including its application to any proposed transaction, you may obtain additional guidance from the Legal Department or the Ethics & Compliance Department.

Persons covered by this policy This policy applies to you, any family member and any other person who has a relationship with you (legal, personal, or otherwise) that might reasonably result in that person’s transactions being attributable to you. This policy also applies to any legal entities you influence or control, including any corporations, partnerships, or trusts. For purposes of this policy, your family members consist of people within your family who live with you, or are financially dependent on you, and also include other family members whose transactions in securities are directed by you or are subject to your influence or control. See Appendix 1 for more information about whose transactions may be attributable to you. If you are a former, temporary, or retired director, executive officer, or Designated Employee (as defined in Appendix 2), this policy will continue to apply to you and other persons covered by this policy who have a relationship with you who are subject to this policy until the later of (1) the 2nd trading day on Nasdaq after the day on which we publicly release earnings for the fiscal quarter in which you leave our Company and (2) the 2nd trading day on Nasdaq after the day on which any MNPI known to you has become public or is no longer material. For all other former, temporary, or retired personnel, this policy will continue to apply until the 2nd trading day on Nasdaq after the day on which any MNPI known to you has become public or is no longer material. Transactions by your family members and other persons covered by this policy who have a relationship with you should be treated for the purposes of this policy and applicable securities laws as if they were for your own account. Accordingly, all references to you with regard to all trading restrictions and pre-clearance procedures in this policy also apply to your family members and other persons with whom you have a relationship who are subject to this policy. You are personally responsible for the actions of your family members and other persons with whom you have a relationship who are subject to this policy. If you or they violate this policy, then we may take disciplinary action against you, up to and including dismissal or removal for cause. III. Policy A. Trading restrictions and guidelines No transactions while in possession of MNPI: 1. While you are aware of information that is material and nonpublic as defined in Appendix 1, you may not buy or sell our securities or engage in any other action to take advantage of, or pass on to others, MNPI. 2. As described below, you are also prohibited from buying or selling the securities of any other publicly traded company while in possession of information that is material and nonpublic, including, without limitation, any of the Company’s customers or business partners. 3. In addition, you are prohibited from disclosing (“tipping”) MNPI to any other person and making buy or sell recommendations on the basis of MNPI. Our securities include the Company’s common stock, options to purchase common stock, restricted stock or any other type of securities that the Company may issue, including, but not limited to, preferred stock, convertible debentures and warrants, as well as derivative securities that are issued by third parties, such as exchange-traded put or call options or swaps relating to securities of the Company. This policy applies both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news), regardless of how or from whom the MNPI was obtained. There are no exceptions to this policy, except as specifically noted below and in Appendix 1. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. This means that you may have to forgo a proposed transaction in our or another company’s securities even if you planned to make the transaction before learning the MNPI and even though you believe that waiting may cause you to suffer an economic loss or not realize anticipated profit. B. Policy applies to information relating to other companies This policy applies to MNPI relating to other companies, including our affiliates, vendors, suppliers and customers, when that information is obtained in the course of employment with the Company or the performance of services on our behalf. Persons covered by this policy should treat MNPI about our business partners with the same care required with respect to information related directly to the Company. C. Blackout periods for any or all personnel The Company may issue instructions, from time to time, advising certain personnel, or all employees, that they may not buy or sell our securities for certain periods, or that our securities may not be traded without prior approval. Due to the confidential nature of the events that may trigger these sorts of blackout periods, we may find it necessary to inform affected individuals of a blackout period without disclosing the reason. If you are made aware of such a blackout period, do not disclose its existence to anyone. If you are a director or an executive officer, you may also be subject to event-specific blackouts pursuant to the SEC’s Regulation BTR (Blackout Trading Restriction). This regulation prohibits certain sales and other transfers by insiders during specified pension plan blackout periods.

Even if no blackout period is in effect, keep in mind that you, and anyone whose transactions could be attributable to you, may not trade in our securities or those of another company if you or they are aware of MNPI about us or another company, respectively. D. Trading windows for directors, executive officers, and Designated Employees In addition to the above, if you are a director, an executive officer, or another individual designated at Appendix 2 (“Designated Employee”), you can trade in our securities only during the period beginning the 2nd trading day on Nasdaq after the day on during the period beginning the 2nd trading day on Nasdaq after the day on which we release our annual or quarterly earnings through the 14th day before the end of the then current fiscal quarter, and only so long as you do not have any MNPI about us. Because directors, executive officers, and Designated Employees are especially likely to receive regular nonpublic information regarding our operations, limiting trading to this window period helps ensure that trading is not based on material information that is not available to the public. Before trading in our securities during the window period, directors, executive officers, and Designated Employees must also comply with the pre- clearance procedures discussed below. Notification of Window Periods. In order to assist you in complying with this Policy, the Company will deliver an e-mail (or other communication) notifying all directors, executive officers and Designated Employees when the window period has opened and when the window period is about to close. The Company’s delivery or non- delivery of these e-mails (or other communication) does not relieve you of your obligation to only trade in the Company’s securities in full compliance with this Policy. E. Pre-clearance procedures for directors, executive officers, and Designated Employees If you are a director, an executive officer, or a Designated Employee, you may not buy, sell, or engage in any other transaction in our securities without first obtaining email pre-clearance from the Chief Financial Officer (“CFO”) by completing the request form included below and by notifying the General Counsel of the request. This pre-clearance requirement is designed as a means of enforcing the policies specified above. It also applies to your family members or other persons with whom you have a relationship who are subject to this policy. Specifically: 1. Any proposed transaction (unless otherwise specified below) should be submitted to the CFO at least two full trading days in advance of the proposed transaction. If the requestor is a Section 16 insider, the requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with Rule 144 and file Form 144, if necessary, at the time of any sale. 2. If you are subject to the requirements of Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”), you should also consider whether you have effected any non-exempt transactions within the past six months or otherwise that must be reported on an appropriate Form 4 or Form 5. In addition, you should be prepared to comply with Securities Act Rule 144 and requirements to file Form 144. 3. Pre-cleared trades must be effected within two full trading days of receipt of pre-clearance unless an exception is granted by the CFO. 4. This confirmation must not have been revoked by oral or e-mail notice from the CFO. 5. The CFO is under no obligation to approve a transaction submitted for pre- clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in the Company’s securities, and should not inform any other person of the restriction. 6. You are responsible for ensuring that you do not have MNPI before engaging in a transaction and that you comply with any and all other legal obligations. Therefore, when a request for pre-clearance is made, you should carefully consider whether you are aware of any MNPI about the Company and should describe fully those circumstances to the CFO. 7. The CFO may not trade in our securities unless the Chief Executive Officer or Board of Directors has approved the trade(s) in accordance with this policy’s procedures. If you are considering entering into a 10b5-1 plan, refer to see Section III.F. below for more information. The CFO’s approval of a transaction submitted for pre-clearance does not constitute legal advice, does not constitute confirmation that you do not possess MNPI and does not relieve you of any of your legal obligations. F. Prohibited and limited transactions Certain types of transactions increase the Company’s exposure to legal risks and may create the appearance of improper or inappropriate conduct. Therefore, persons covered by this policy may not engage in any of the following transactions, even if you or they do not possess MNPI: 1. Short sales of stock. Short sales of stock (i.e., the sale of securities the seller does not own) are transactions where you borrow stock, sell it, and then buy stock at a later date to replace the borrowed shares. Short sales may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of our securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. These also include hedging or monetization transactions (such as zero- cost collars and forward sale contracts) that involve the establishment of a short position. 2. Publicly-traded options. A put is an option or right to sell a specific stock at a specific price before a set date, and a call is an option or right to buy a specific stock at a specific price before a set date. Generally, call options are purchased when one believes that the price of a stock will rise, whereas put options are purchased when one believes that the price of a stock will fall. Because publicly- traded options have a relatively short term, transactions in options may create the appearance that trading is based on MNPI. Further, such transactions may indicate a preference for short-term performance at the expense of the Company’s long-term objectives. Accordingly, any transactions in put options, call options or other derivative securities are prohibited by this policy. 3. Short-term trading. Short-term trading of the Company’s securities can create a focus on our short-term stock market performance instead of our long-term business objectives. For these reasons, persons covered by this policy who purchase (or sell) our securities in the open market may not sell (or purchase) any of the Company’s securities of the same class during the six months following the transaction. 4. Hedging transactions. The Company prohibits you from engaging in hedging and monetization transactions. Hedging or monetization transactions can be accomplished through the use of various financial instruments, including prepaid variable forwards, equity swaps, collars and exchange funds. These transactions may permit continued ownership of the Company’s securities obtained through employee benefit plans or otherwise without the full risks and rewards of ownership. When that occurs, the persons covered by this policy may no longer have the same objectives as the Company’s other shareholders. 5. Margin accounts and pledged securities. Securities held in a margin account or pledged as collateral can be sold without your consent in certain circumstances. This means that a margin sale or foreclosure sale may occur at a time when the pledgor is aware of MNPI. Consequently, such transactions are prohibited. 6. Standing and limit orders. The Company discourages placing standing or limit orders on the Company’s securities. Standing and limit orders are orders placed with a broker to sell or purchase stock at a specified price. Similar to the use of margin accounts, these transactions create heightened risks for insider trading violations. Because there is no control over the timing of purchases or sales that result from standing instructions to a broker, a transaction could be executed when persons covered by this policy are in possession of MNPI. Unless standing and limit orders are submitted under approved Rule 10b5-1 plans, discussed in Section 8 below, if persons covered by this policy determine that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the trading restrictions and procedures outlined in this policy (including the pre-clearance procedures in Section 5). If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you should advise your broker or investment adviser not to trade in our securities at any time and minimize trading in securities of companies in our industry. This restriction does not apply to investments in publicly available mutual funds. IV. Additional guidelines and related requirements A. Rule 10b5-1 trading plans Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. If persons covered by this policy wish to rely on this defense, they must enter into an approved Rule 10b5-1 trading plan as specified in Appendix 4 to this policy and meet certain conditions specified in the Rule. See Appendix 4 for more information. B. Reports of purchases and sales If you are a director, an executive officer, or another reporting person under Section 16 of the Exchange Act, (1) keep in mind the various restrictions on securities trading imposed under Section 16 of the Exchange Act and the applicable reporting requirements of the SEC and (2) you must immediately report to the CFO all transactions made in our securities by you, any family members, and any entities that you control subject to this policy. We require prompt reporting due to SEC requirements that certain insider reports be filed with the SEC by the second day after the date on which a reportable transaction occurs. C. Reports of unauthorized trading or disclosure If you have supervisory authority over any of our personnel, you must promptly report to the CFO our securities by our personnel or any disclosure of MNPI by our personnel that you have reason to believe may violate this policy or applicable securities laws. Because the SEC can seek civil penalties against us, directors, and supervisory personnel for failing to take appropriate steps to prevent illegal trading, we should be made aware of any suspected violations as early as possible. D. Disclosure restrictions 1. No tipping

You must not communicate MNPI of the Company to other persons (a practice known as “tipping”) before its public disclosure and dissemination by the Company. Therefore, you should exercise care when speaking with other personnel who do not have a “need to know” and when communicating with family, friends, and others who are not associated with us, even if they are subject to this policy. To avoid even the appearance of impropriety, please refrain from discussing our business or prospects or making recommendations about buying or selling our securities or the securities of other companies with which we have a relationship. This concept of unlawful tipping includes passing on information to friends, family members, or acquaintances under circumstances that suggest that you were trying to help them make a profit or avoid a loss. 2. Internet message boards, chat rooms, and discussion groups In an effort to prevent unauthorized disclosure of our information, you, your family members and other persons with whom you have a relationship who are subject to this policy are prohibited from posting or responding to any posting on or in Internet message boards, chat rooms, discussion groups, social networking sites, or other publicly accessible forums, with respect to us. Keep in mind that any inquiries about us should be directed to our Investor Relations, the Ethics & Compliance Department, or the Legal Department.

Appendix 1: Questions and answers related to this policy Q. Why did the Company adopt this policy? A. To promote compliance with federal and state securities laws that prohibit certain persons who are aware of MNPI about a company from (1) trading in securities of that company or (2) providing MNPI to other persons who may trade on the basis of that information. Q. Who administers this policy? A. The CFO, the Ethics & Compliance Department and the Legal Department. All determinations and interpretations by the CFO are final and not subject to further review. The CFO’s approval of a transaction submitted for pre-clearance does not constitute legal advice, does not constitute confirmation that you do not possess MNPI and does not relieve you of any of your legal obligations. Q. What information is “material”? A. Information is considered material if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s (or, in the case of information about another company, such other company’s) stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of material information are: • Projections of future earnings or losses, or other earnings guidance; • Changes to previously announced earnings guidance, or the decision to suspend earnings guidance; • A pending or proposed merger, acquisition or tender offer; • A pending or proposed acquisition or disposition of a significant asset; • A pending or proposed joint venture; • A Company restructuring; • Significant related party transactions; • A change in dividend policy, the declaration of a stock split, or an offering of additional securities;

• Bank borrowings or other financing transactions out of the ordinary course; • The establishment of a repurchase program for the Company’s securities; • A change in the Company’s pricing or cost structure; • Major marketing changes; • A change in management; • Major labor dispute, including strike or lockout; • Increase or acceleration of, or default on, a financial obligation of Company; • Change in Company’s fiscal year; • Change in debt ratings; • A change in auditors or notification that the auditor’s reports may no longer be relied upon; • Pending or threatened significant litigation, or the resolution of such litigation; • Impending bankruptcy or the existence of severe liquidity problems; • The imposition of a ban on trading in the Company’s securities or the securities of another company; • Pending regulatory action; or • The public or private sale of additional securities. Unfortunately, no one can define in advance exactly what is material information, since there are many gray areas and varying circumstances. Therefore, any trading is risky. When doubt exists, you should presume that the information is material and consult with the Chief Financial Officer prior to trading. Material information that is not yet ripe for public disclosure may often exist. For example, during the early stages of discussions regarding a significant acquisition or disposition, the information about the discussions may be too tentative or premature to require (or even permit) us to make a public announcement. On the other hand, that same information may be highly material. Q. What information is “nonpublic”? A. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a rule of thumb, at least 48 hours (several of which must be hours during which the Nasdsaq stock market is open for trading) must elapse between the dissemination of information in a national news medium and when that information may be considered public. If you are in possession of MNPI, you may trade only when you are certain that official announcements of material information have been sufficiently publicized so that the public has had the opportunity to evaluate it. Keep in mind that insider trading is not made permissible merely because material information is reflected in rumors or other unofficial statements in the press or marketplace. You must not attempt to ―beat the market by trading simultaneously with, or shortly after, the official release of MNPI. Q. What if I can’t tell whether information is material or nonpublic? A. If you are unsure whether information of which you are aware is material or nonpublic, you should consult with Investor Relations, the Chief Financial Officer, or the Legal Department prior to trading. If you are a director, an executive officer, or a Designated Employee, you must always consult with the Chief Financial Officer before trading, as outlined in this policy. Q. Whose transactions may be attributable to me? A. As discussed elsewhere in this policy, this policy applies to you, any family member, business associates, and any other person who has a relationship with you (legal, personal, or otherwise) that might reasonably result in that person’s transactions being attributable to you. This policy also applies to any legal entities you influence or control, including any corporations, partnerships, or trusts. Your family members consist of people within your family who live with you, or are financially dependent on you, and also include other family members whose transactions in securities are directed by you or are subject to your influence or control. You may also be responsible for transactions by other persons with whom you share a residence or who consult with you before they trade in securities where those persons’ transactions might reasonably be attributable to you. In all cases, you must ensure that persons whose trading activities you directly or indirectly influence, or those whose trading activities would reasonably be perceived by others to be under your influence, comply with the terms of this policy. Q. What are the reasons for maintaining confidentiality? A. Your failure to maintain the confidentiality of MNPI could greatly harm our ability to conduct business. In addition, you could be exposed to significant civil and criminal penalties and legal action. US federal securities laws strictly prohibit any person who obtains material inside information and who has a duty not to disclose it from using the information in connection with the purchase and sale of securities. It does not matter how that information has been obtained—whether: in the course of employment or Board service; from friends, relatives, acquaintances, or strangers; or from overhearing the conversations of others. Q. What are some of the consequences of violating this policy? A. Federal and state laws prohibit the purchase or sale of securities while aware of MNPI, or the disclosure of MNPI to others who then trade in the Company’s securities. The SEC, U.S. Attorneys and state, and foreign enforcement authorities vigorously pursue insider trading violations. Violations of these laws can result in severe consequences for both the individual and the Company and include the following: For individuals: A civil penalty of up to three times the profit gained or loss avoided, a criminal fine of up to $5 million (no matter how small the profit), a jail term of up to 20 years, and individuals also may be prohibited from serving as officers or directors of the Company or any other public company; and For the Company (as well as any management or supervisory person): A civil penalty of the greater of $1 million or three times the profit gained or loss avoided, and a criminal fine of up to $25 million. Civil proceedings may be brought under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10(b)-5 promulgated thereunder, with damages ranging up to all of the profits gained or losses avoided. Individuals also may be prohibited from serving as directors or officers of the Company or any other public company. In addition, the employee may be subject to discipline up to termination. Finally, keep in mind that there are no limits on the size of a transaction that will trigger insider trading liability; relatively small trades have in the past resulted in SEC investigations and lawsuits. Q. What measures are appropriate to safeguard material information? A. So long as material information relating to us or our business is unavailable to the general public, it must be kept in strict confidence. Accordingly, you should discuss this information only with persons who have a “need to know,” it should be confined to as small a group as possible, and it should be disclosed only in a setting in which confidentiality can be maintained. Please exercise the utmost care and circumspection at all times and limit conversations in public places (such as elevators, restaurants, and airplanes) to topics that do not involve sensitive or confidential information. Please use care in discussing sensitive or confidential information on cell phones or in any location where other persons may be able to hear the conversation. In addition, all e-mails containing sensitive or confidential information should be encrypted before being sent. You may consider additional utilizing additional protections to prevent copying and forwarding of these emails. In order to protect our confidences to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public or respond to inquiries about material information from the media, analysts, or others outside the Executives and Investor Relations, and Public Relations. Q. Are there any exceptions to this policy? A. The prohibition on trading in the Company’s securities set forth in Section 1 of this policy does not apply to: • Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime). • The exercise of stock options under our stock plans; however, the market sale of any such stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option, is subject to this Policy. • The exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares to satisfy tax withholding requirements or the vesting of restricted stock; however, the market sale of any restricted stock is subject to this Policy. • The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by the Company.

• The purchase of stock through the Company’s 401(k) plan through regular payroll deductions; however, the sale of any such stock and the election to transfer, increase or decrease funds into or out of, or a loan with respect to amounts invested in, the stock fund is subject to this Policy. Q. What are this Policy’s requirements with respect to Brokers for Section 16 Persons? A. The timely reporting of transactions requires tight interface with brokers handling transactions for our directors and executive officers. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations. In order to facilitate timely compliance by the directors and executive officers of the Company with the requirements of Section 16 of the Securities Exchange Act of 1934, brokers of Section 16 Persons need to comply with the following requirements: • Not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Company that your transaction was pre-cleared and in compliance with your brokerage firm’s compliance procedures including with respect to Rule 144; and • To report before the close of business on the day after the execution of the transaction to the Company by telephone and in writing via e-mail to the Chief Financial Officer, the complete (i.e., date, type of transaction, number of shares and price) details of every transaction involving the Company’s stock, including gifts, transfers, pledges and all 10b5-1 transactions. Because it is the legal obligation of the trading person to cause this filing to be made, you are strongly encouraged to confirm following any transaction that your broker has immediately telephoned and e-mailed the required information to the Company.

Appendix 2: Designated employees Our current Designated Employees for purposes of our policy on insider trading include, but may not be limited to: - The Directors of the Company; - The Chief Executive Officer and CFO; - Direct reports of the CEO and CFO; and - Any member of the Corporate Accounting, Internal Audit, Investor Relations or Legal Teams. The CFO may alter this list of Designated Employees at any time, in which case one of the CFO will provide written notice to any individuals to be added or removed from this list.

Appendix 3: Intentionally Left Blank

Appendix 4: Rule 10b5-1 trading plans Rule 10b5-1 under the Exchange Act can protect officers, directors, and other individuals from insider trading liability for transactions under a previously established contract, plan, or instruction. This rule presents an opportunity for insiders to establish arrangements to sell (or purchase) our securities without the sometimes arbitrary restrictions imposed by closed trading periods—even when material nonpublic information exists. The arrangements may include blind trusts, other trusts, pre-scheduled stock option exercises and sales, pre-arranged trading instructions, and other brokerage and third-party arrangements. The rule only provides an “affirmative defense” (which must be proven) if there is an insider trading lawsuit. It does not prevent anyone from bringing a lawsuit, nor does it prevent the media from writing about the sales. The program must be documented, bona fide, and previously established (at a time when the insider did not possess inside information) and must specify the price, amount, and date of trades or provide a formula or mechanism to be followed. In order to reduce the risk of litigation and adverse press, and to preserve our reputation, if you would like to use such a trading program: • The Chief Financial Officer must pre-approve your program (which would include any plan, arrangement, or trading instructions relating to our securities, such as blind trusts, discretionary accounts with banks or brokers, limit orders, hedging strategies, and other arrangements) at least thirty full days prior to entry into or modification of the plan; • You may not establish, modify or terminate the program during any closed trading periods or when you possess material nonpublic information. • If a 10b5-1 plan is terminated, you must obtain pre-approval from the Chief Financial Officer before trading outside of the plan. You must still adhere to these procedures even where, for example, you are assured that the trading program that a brokerage firm or bank may be suggesting has been approved by its attorneys. Establishing a trading program under Rule 10b5-1 is likely to implicate other laws, such as Section 16 of the Exchange Act and Rule 144 under the Securities Act of 1933. Under Section 16, generally a report on Form 4 must be filed with the SEC by the second business day following the execution date of a transaction under a Rule 10b5-1 trading program. A transaction under a Rule 10b5-1 trading program could also be subject to short-swing profit recovery. Additionally, sales of our securities under Rule 144 may require the filing of a Form 144 with the SEC, which must be properly tailored to address sales under such a program. Therefore, if you establish such a program, we will need to establish a procedure with whomever

Title: Compliance with U.S. Securities Laws: Securities Trading Policy 18 is handling your transactions to ensure: • timely filings of a Form 4 after a transaction has taken place (failure to file on time results in unwanted proxy statement disclosure of your filing violations); and • compliance with Rule 144 at the time of any sale. As mentioned above, Rule 10b5-1 is an SEC rule. There will be ongoing interpretations of what can and cannot be done. Needless to say, some brokers, investment bankers, and advisers may approach you suggesting a variety of arrangements. You should consult your own tax and legal advisers before establishing a trading program under Rule 10b5-1. Your notice to us is essential before establishing a Rule 10b5-1 trading program. If you have any questions, please contact the Ethics & Compliance Department, the Chief Financial Officer, or the Legal Department.